Exhibit 99.3

Fourth Quarter 2019 Teleconference

Ecolab's webcast, including the quarterly earnings announcement, discussion and earnings guidance, and related presentation slides, is available to the public on Ecolab's website at www.ecolab.com/investor. Replays of this and prior webcasts and related materials are available at that site.

ECOLAB FOURTH QUARTER 2019

4Q 2019 Overview

◢Sales:

▪

Reported sales +2%;  fixed currency sales +3% with acquisition adjusted fixed currency sales +1%. Steady growth in the Industrial, Institutional and Other segments was partially offset by the estimated impact of a Healthcare product recall and a 3% decline in Energy segment sales.

◢Operating Income:

▪	Reported operating margin -80 bps; adjusted fixed currency operating margin was +60 basis points.
▪	Reported operating income -4%; adjusted fixed currency operating income was +7%.
▪	Growth was led by double-digit gains in our Industrial and Energy segments, as pricing, lower delivered product costs and cost efficiency initiatives led the increase.

◢Earnings:

▪	Reported diluted EPS $1.47, +9%.
▪

Adjusted diluted EPS $1.66, +8% as strong operating income growth, led by pricing, lower delivered product costs and cost efficiency initiatives, drove the gain. Excluding the estimated impact of a Healthcare product recall, adjusted diluted earnings per share would have risen 10%.

◢Outlook:

Note: This forecast includes an estimated unfavorable impact from the effects of the coronavirus outbreak of $0.05 per share in the first quarter; the second quarter through fourth quarter impact has not been estimated for forecasted.

▪	2020: Adjusted diluted EPS forecast $6.33 to $6.53, +9% to 12%.
▪	1Q 2020: Adjusted diluted EPS forecast of $1.05 to $1.13, +2% to 10%.

The outlook provided in this document is for consolidated Ecolab operations and continues to include the ChampionX business.

SUMMARY

Continued sales growth and strong margin expansion more than offset softer energy markets and a headwind from a Healthcare product recall to deliver 8% adjusted earnings per share growth in the fourth quarter of 2019 (10%

growth excluding the estimated impact of the recall).  Pricing, new business gains and product innovation led fourth quarter acquisition adjusted fixed currency sales and operating income growth, which along with lower delivered product costs and cost efficiency actions, yielded the fourth quarter’s 8% adjusted diluted earnings per share increase.

Looking ahead, our improving new business wins and continued pricing should yield better sales gains through 2020.  When coupled with our ongoing productivity and cost efficiency work, we expect to deliver another year of strong adjusted earnings per share growth and more than offset headwinds from pension, coronavirus and currency.  We expect full year 2020 adjusted diluted earnings per share to increase 9% to 12% to the $6.33 to $6.53 per share range reflecting improving top line growth, flattish delivered product costs and benefits from cost efficiency programs.  This forecast includes estimated unfavorable headwinds of $0.08 per share from pension and $0.05 per share from the first quarter effects of the coronavirus;  we are not yet able to estimate and forecast the virus impact for the second quarter through fourth quarters.  At current rates of exchange, we expect foreign currency translation to have a $0.04 unfavorable impact on diluted earnings per share.

We look for first quarter adjusted diluted earnings per share to be in a $1.05 to $1.13 per share range, increasing 2% to 10% over the prior year, as continued margin expansion leverages the sales gain. This forecast includes an estimated unfavorable $0.05 per share impact from the effects of the coronavirus outbreak.  Currency translation is expected to have an unfavorable impact of approximately $0.01 per share in the first quarter.

The steady fundamental nature of Ecolab’s business – which is focused on the food, water and healthcare markets – and the large portion of our sales that are recurring enables Ecolab to provide a resilient business model for superior long-term growth. When combined with our focus on improving sales momentum, continued margin expansion and our ongoing investments in key growth drivers, we believe Ecolab’s long-term fundamentals are strong, and we will continue to invest in and develop these attractive operating strengths as we also work to continue delivering further superior shareholder returns.

HIGHLIGHTS

•	Fourth quarter reported diluted earnings per share were $1.47.
•

On an adjusted basis, excluding special gains and charges and discrete tax items from both years, fourth quarter 2019 adjusted diluted earnings per share increased 8% to $1.66. This compared with adjusted diluted earnings per share of $1.54 a year ago. Results included the estimated unfavorable impact from a Healthcare product recall; excluding that impact, adjusted diluted earnings per share would have risen 10%.  Currency translation was an unfavorable $0.01 per share.

•

Reported consolidated sales rose 2%.  Acquisition adjusted fixed currency sales increased 1%.  The Industrial, Institutional and Other segments showed steady sales gains, more than offsetting a decline in Energy segment sales.  Excluding the ChampionX business, Ecolab’s acquisition adjusted fixed currency sales increased 3%.

•	Reported operating margins decreased 80 basis points. Adjusted fixed currency operating margins expanded 60 basis points as price and lower delivered product costs more than offset investments in the business.  Adjusted operating income rose 6% and adjusted fixed currency operating income rose 7%, continuing their strong improvement, led by double-digit income growth in the Industrial and Energy segments.

•

Our plan to separate the ChampionX business through a Reverse Morris Trust merger transaction with Apergy Corporation remains on course and is expected to be completed before the end of the second quarter 2020.  We continue to believe this transaction, bringing together two established industry leaders, will create a strong and focused entity with an experienced management team, considerable scale and a broader range of solutions that better serve customer needs, and will drive attractive shareholder value for Ecolab shareholders.

•

We continue to work aggressively to drive growth, winning new business through our innovative new products and sales and service expertise, as well as driving pricing, productivity and cost efficiencies to grow our top and bottom lines at improved rates across all of our segments. We also continue to develop our digital strategy, expanding our range of new actionable insights for customers to improve their operations, enhance their experience working with us and increase our sales force productivity and effectiveness.

•

We look for 2020 adjusted diluted earnings per share to rise 9% to 12% to the $6.33 to $6.53 range, excluding special gains and charges and discrete tax items, as improving volume and further pricing gains, along with cost efficiency benefits, more than offset the impact of business investments and higher pension costs.  This forecast includes an estimated unfavorable $0.05 per share impact from the effects of the coronavirus outbreak in the first quarter; we are not yet able to estimate and forecast the impact for the second quarter through fourth quarter. Currency translation is expected to be an unfavorable $0.04 per share in 2020.

•

First quarter adjusted diluted earnings per share are expected to be in the $1.05 to $1.13 range, up 2% to 10%, including an estimated unfavorable $0.05 per share impact from the effects of the coronavirus outbreak.  Currency translation is expected to be an unfavorable $0.01 per share in the first quarter.

•

In summary, we expect improving top line momentum in our business in 2020, and along with our ongoing work to expand margins, we look for 9% to 12% adjusted diluted earnings per share growth for the full year.  We continue to make the right investments in key areas of differentiation, including product innovation and digital investments, to develop superior growth this year and for the future.

SALES DISCUSSION

Consolidated sales	% Change
Volume & mix	-1%
Pricing	2%
Subtotal	1%
Acq./Div.	1%
Fixed currency growth	3%
Currency impact	-1%
Total	2%
Amounts above do not sum due to rounding.

Ecolab’s fourth quarter reported sales increased 2% when compared to the year ago period.  Fixed currency sales rose 3% and acquisition adjusted fixed currency sales increased 1%.  Looking at the growth components, consolidated volume and mix declined 1%; volume and mix increased 1% when ChampionX and the estimated impact from the Healthcare product recall are excluded. Pricing increased 2%, acquisitions added 1% and currency was a negative 1% to sales growth.

GLOBAL INDUSTRIAL SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Industrial	% Change	% Change
Water	5%	5%
Food & Beverage	9%	5%
Paper	-3%	-3%
Textile Care	0%	0%
Life Sciences	45%	13%
Total Global Industrial	6%	4%

WATER

Water sales increased 5%. All businesses and regions continued to grow, benefiting from strong pricing and improving new business wins.  Globally, we saw strong growth in our light industry water treatment sales, driven by its innovative technology and service offerings.  Heavy industry showed modest growth reflecting slower chemical and power sales.  Mining enjoyed strong growth, driven by new business wins.

We remain focused on strengthening our corporate account and enterprise sales teams, the further development of innovative new products, growing our new accounts pipeline and continuing to invest in growth areas for the light, heavy and mining industries.  We look for continued good underlying sales growth trends in the first quarter, though this gain will be partially offset by the impact of lower China sales due to the coronavirus outbreak.

FOOD & BEVERAGE

Fourth quarter fixed currency Food & Beverage sales rose 9%. Adjusted for acquisitions, fixed currency sales rose 5% as corporate account wins, share gains and pricing more than offset generally flat industry trends.  Globally, we saw strong growth in our dairy, food, and beverage and brewing businesses and moderate growth in protein.  Fixed currency sales growth was strong across major regions.

Food & Beverage continues to drive growth using its enterprise selling approach to customers, in which we combine Ecolab’s industry-leading cleaning and sanitizing, water treatment and pest elimination capabilities to demonstrate our value through the delivery of improved food safety results, lower operating costs and enhanced product quality for customers.  New business wins are more than offsetting continued challenging industry conditions in the food and beverage industry, and we are realizing further customer penetration, new business capture and leverage from our strong innovation portfolio.  We expect to show continued good organic growth in the first quarter.

PAPER

Fourth quarter sales declined 3% reflecting comparison against very strong growth last year and softer containerboard market conditions this year which reduced volumes in major regions.

Paper continues to focus on corporate accounts and new business acquisitions using its differentiated product innovation and service value proposition. We expect the first quarter to show flattish sales as improving new business trends offset continued weak industry conditions.

LIFE SCIENCES

Life Sciences fourth quarter fixed currency sales increased 45%.  Acquisition adjusted fixed currency growth was 13%. Fourth quarter results were driven by business wins and pricing in our cleaning and disinfection programs for both the pharmaceutical and personal care markets, led by strong growth in Europe.

New business wins continue to be solid, and we expect another strong year of sales growth in 2020 driven by volume gains, new product and service solutions and our expanded sales and service team.

GLOBAL INSTITUTIONAL SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Institutional	% Change	% Change
Institutional	2%	2%
Specialty	12%	7%
Healthcare	-2%	-5%
Total Global Institutional	3%	2%

INSTITUTIONAL

Fixed currency sales for the Institutional business were up 2% in the fourth quarter, reflecting the previously mentioned exit of low margin business.

Adjusted for the low margin business exits, fixed currency Institutional sales grew 3%.  Global lodging demand continued to show moderate growth, while full-service restaurant industry foot traffic remained soft.  Looking at Institutional’s regional fixed currency sales, Latin America showed good growth, North America and Asia Pacific sales rose modestly and Europe sales were soft.

We continue to use our strong value proposition to aggressively drive sales and win new business, increase our share in existing units, develop emerging chain relationships, improve pricing and enhance our service delivery to customers across all regions and end markets.  These actions leverage our strong line of innovation across core platforms that improve customer results and reduce their water, energy and labor costs. We also continue to focus on business with appropriate margin, and this resulted in the exit of certain low margin business that impacted 2019 results.  We expect to further build on our industry leadership position and show continued steady underlying Institutional sales growth in the first quarter, with the reported sales reflecting diminishing impact from the business exits.

SPECIALTY

Fourth quarter Specialty acquisition adjusted sales grew 7% in fixed currencies, reflecting strong ongoing business and program wins.  We continue to drive growth in our global quickservice accounts, leveraging generally modest industry trends.  New business and program gains remain robust, driven by improved service coverage, new product innovation, additional customer solutions, and a continued focus among our customers on food safety as fresh products become more prevalent and require more cleaning. The food retail business also posted a strong quarter, with growth reflecting continued new customer additions as well as product and program introductions.

Momentum remains solid in the Specialty business and we expect it to deliver another year of strong growth in 2020, with good growth in the first quarter.

HEALTHCARE

Acquisition adjusted fixed currency Healthcare sales declined 5% as good differentiated product and program growth was more than offset by the impact of a voluntary recall of several infection prevention products for a contamination issue in Europe.  Regionally, North America grew modestly while moderate underlying Europe growth was more than offset by the product recall.  Adjusted for the estimated impact of the recall, global Healthcare sales increased 3%.

We continue to drive our differentiated product and program approach which yields improved results and lower total costs for customers, and we have seen good new business development trends from this work in the fourth quarter.  While the first quarter sales will be affected by production ramping up again following the recall and is expected to be lower when compared to last year, we expect improving results through the remainder of 2020 for Healthcare.

GLOBAL ENERGY SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Energy	% Change	% Change
Energy	-3%	-3%

Fourth quarter fixed currency Energy segment sales decreased 3%. ChampionX sales declined 6% in the quarter as a significant decline in the well stimulation business (reflecting the reduced North American industry drilling and completion activity) was partially offset by good growth in production sales. Downstream sales rose moderately driven by international sales.

We expect first quarter 2020 Energy segment sales to also show a modest decline as growth from production and downstream is more than offset by a decline in the well stimulation business.

OTHER SEGMENT

	Fixed Rate	Acq./Div. Adj.
Other	% Change	% Change
Pest Elimination	5%	5%
Colloidal Technologies	-5%	-5%
Total Other	4%	4%

PEST ELIMINATION

Fixed currency Pest Elimination sales increased 5% in the fourth quarter, as good growth across all regions was slowed by the timing of new business rollouts.

We continue to drive market penetration through innovative service offerings and new technologies to address key customer and global trends.  Additionally, we continue to make progress in globalizing our market-focused capabilities as well as our digital solutions and field technologies.    We expect Pest Elimination sales to show improved underlying growth in the first quarter as the roll out of new business wins benefit results; however, this gain will be partially offset by the impact of lower China sales due to the coronavirus outbreak.

CONSOLIDATED MARGIN PERFORMANCE

($ millions, unaudited)	2019	% sales	2018	% sales	% change
Gross Profit	$ 1,605.4	42.0%	$ 1,543.7	41.1%	4%
Gross Profit (adj.)	$ 1,621.1	42.4%	$ 1,549.5	41.2%	5%

Fourth quarter gross margins adjusted for special charges increased 120 basis points versus last year’s adjusted margin, reflecting increased pricing and lower delivered product costs.

($ millions, unaudited)	2019	% sales	2018	% sales	% change
SG&A	$ 984.0	25.7%	$ 948.8	25.2%	4%

The fourth quarter SG&A ratio to sales increased 50 basis points from last year as cost savings actions were more than offset by the impact of business mix, the Healthcare recall and comparison versus strong improvement last year.

($ millions, unaudited)	2019	% sales	2018	% sales	% change
Operating Income	$ 560.4	14.7%	$ 581.9	15.5%	-4%
Fixed Currency Operating
Income (adj.)	$ 645.6	16.6%	$ 604.1	16.0%	7%
Fixed Currency Operating
Income (acq./div. adj.)	$ 646.3	16.9%	$ 603.8	16.0%	7%

Adjusted for special charges, fixed currency operating income margins were 16.6%, increasing 60 basis points from last year’s comparable margin.  Acquisition adjusted fixed currency operating income increased 7% and margins expanded 90 basis points as pricing, lower delivered product costs and cost savings actions more than offset investments in the business.

SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2019	% sales	2018	% sales	% change
Global Industrial Op. Inc.	$258.4	17.6%	$226.8	16.3%	14%
Acq./Div. Adj. Op. Inc.	$256.6	17.8%	$226.2	16.3%	13%

Acquisition adjusted fixed currency operating income for the Global Industrial segment increased 13%.  Acquisition adjusted fixed currency margins increased 150 basis points driven by pricing and lower delivered product costs.

($ millions - fixed currency, unaudited)	2019	% sales	2018	% sales	% change
Global Institutional Op. Inc.	$274.4	20.5%	$278.0	21.4%	-1%
Acq./Div. Adj. Op. Inc.	$277.0	21.0%	$278.0	21.4%	0%

Acquisition adjusted fixed currency operating income for the Global Institutional segment was flat.  Acquisition adjusted fixed currency margins decreased 40 basis points as investments in the business and the estimated impact of the Healthcare recall more than offset improved pricing and cost savings actions.  Adjusted for the estimated impact of the Healthcare product recall, acquisition adjusted fixed currency operating income rose 3%.

($ millions - fixed currency, unaudited)	2019	% sales	2018	% sales	% change
Global Energy Op. Inc.	$108.2	12.8%	$94.6	10.8%	14%
Acq./Div. Adj. Op. Inc.	$108.4	12.8%	$94.9	10.9%	14%

Acquisition adjusted fixed currency Global Energy segment operating income increased 14%.  Acquisition adjusted fixed currency margins improved 190 basis points as cost savings actions, lower delivered product costs and pricing more than offset the impact of lower volume.

($ millions - fixed currency, unaudited)	2019	% sales	2018	% sales	% change
Other Op. Inc.	$44.2	19.4%	$46.0	21.0%	-4%
Acq./Div. Adj. Op. Inc.	$44.0	19.4%	$46.0	21.0%	-4%

Acquisition adjusted fixed currency operating income for the Other segment declined 4%. Acquisition adjusted fixed currency margins declined as pricing and sales volume gains were more than offset by investments in the business and the comparison to a strong period last year.

($ millions - unaudited)	2019	2018
Corporate
Corp. Expense	($39.2)	($41.1)
Special Gains/(Charges)	(76.7)	(18.8)
Total Corporate Expense	($115.9)	($59.9)

Corporate expense includes amortization expense of $39 million in the fourth quarter of 2019 and $41 million in the fourth quarter of 2018 related to the Nalco merger intangible assets. Corporate expense also includes net special charges of $77 million in 2019. These charges are primarily related to the planned separation of the ChampionX business, the previously announced efficiency initiative and the Healthcare product recall.

Special gains and charges for the fourth quarter of 2019, which also includes pension settlement and curtailment charge of $9 million recorded in Other (income) expense, were a net charge of $86 million ($72 million after tax).

Special gains and charges for the fourth quarter of 2018 were a net charge of $19 million ($14 million after tax) primarily related to the previously announced efficiency initiative.

Reported other income, which primarily consists of the return on pension assets and other non-service costs of our pension obligations, decreased 33%. Excluding special charges related to pension settlements and curtailments, adjusted other income increased 15%.

TAX RATE, SHARES AND CONSOLIDATED INCOME
The reported income tax rate for the fourth quarter of 2019 was 17.7% compared with the reported rate of 27.0% in the fourth quarter of 2018.  Excluding special gains and charges and discrete tax items, the adjusted tax rate was 20.1% in the fourth quarter of 2019 compared with 19.9% for the same period last year.

Ecolab reacquired approximately 30,000 shares of its common stock during the fourth quarter of 2019.

The net of this performance is that Ecolab reported fourth quarter diluted earnings per share of $1.47 compared with $1.35 reported a year ago.  When adjusted for special gains and charges and discrete tax items in both years, fourth quarter adjusted diluted earnings per share were $1.66 compared with $1.54 last year.  Currency translation had a $0.01 unfavorable impact on fourth quarter 2019 earnings per share.

SUMMARY BALANCE SHEET AND SELECTED BALANCE SHEET MEASURES

(unaudited)	December 31
($ millions)	2019	2018
Cash and cash eq.	$ 186.4	$ 114.7
Accounts receivable, net	2,796.5	2,662.5
Inventories	1,505.6	1,546.4
Other current assets	339.9	354.1
PP&E, net	3,954.9	3,836.0
Goodwill and intangibles	10,924.2	10,875.7
Other assets	1,161.6	685.1
Total assets	$ 20,869.1	$ 20,074.5

Short-term debt	$ 380.6	$ 743.6
Accounts payable	1,284.3	1,255.6
Other current liabilities	1,965.7	1,686.4
Long-term debt	5,973.5	6,301.6
Pension/Postretirement	1,088.0	944.3
Other liabilities	1,451.2	1,089.4
Total equity	8,725.8	8,053.6
Total liab. and equity	$ 20,869.1	$ 20,074.5

	December 31
(unaudited)	2019	2018
Total Debt/Total Capital	42.1%	46.7%
Net Debt/Total Capital	41.4%	46.3%
Net Debt/EBITDA	2.0	2.3
Net Debt/Adjusted EBITDA	1.9	2.2

The inputs to EBITDA reflect the trailing twelve months of activity for the period presented.

Net debt to total capital was 41% at December 31, 2019, with the net debt to adjusted EBITDA ratio of 1.9 times.

SELECTED CASH FLOW ITEMS

	Twelve Months Ended
(unaudited)	December 31
($ millions)	2019	2018
Cash from op. activities	$ 2,420.7	$ 2,277.7
Depreciation	654.1	621.3
Amortization	319.2	317.0
Capital expenditures	800.6	847.1

CHAMPIONX SEPARATION

On December 19, 2019, Ecolab announced a definitive agreement in which Ecolab will separate the ChampionX business and simultaneously combine it with Apergy Corporation in a tax-free Reverse Morris Trust transaction.

We continue to believe this transaction is an excellent development for both Apergy and ChampionX, bringing together two established industry leaders, creating a strong and focused entity with an experienced management team, considerable scale and a broader range of solutions that better serve customer needs.  These commercial merits, together with the significant synergies expected to be realized through the combination, are expected to drive attractive shareholder value for Ecolab shareholders.

The transaction is subject to customary closing conditions, including the effectiveness of Apergy and Ecolab SEC filings, Apergy shareholder approval, consummation of the ChampionX separation from Ecolab, and regulatory approvals.  The transaction is expected to be completed by the end of the second quarter of 2020.  Upon completion of the separation, ChampionX will be accounted as a discontinued operation for Ecolab’s full year 2020.

For the full year 2019, ChampionX unaudited sales were approximately $2.3 billion, with unaudited operating income of approximately $180 million (which includes Ecolab allocated costs).

Following the separation, ongoing Ecolab will also be impacted by stranded costs of approximately $70 million, which will be offset by cost savings actions through 2021.

FORECAST
The outlook provided below is for consolidated Ecolab operations and continues to include the ChampionX business.

	2020 Forecast (adjusted diluted EPS)
	2019		1Q		2Q - 4Q		Full Year

	$ EPS	% Growth	$ EPS	% Growth	$ EPS	% Growth	$ EPS	% Growth

2018/2019	$5.25		$1.03		$4.79		$5.82

Operating EPS	5.93	13%	1.13 - 1.21	10% - 17%	5.37 - 5.49	12% - 15%	6.50 - 6.70	12% - 15%

Pension	0.02	0%	(0.02)	-2%	(0.06)	-1%	(0.08)	-1%
Coronavirus*			(0.05)	-5%	TBD		(0.05)*	-1%
Currency exch.	(0.13)	-2%	(0.01)	-1%	(0.03)	-1%	(0.04)	-1%
External EPS Impacts	(0.11)	-2%	(0.08)	-8%	(0.09)	-2%	(0.17)	-3%

2020 Forecast	$5.82	11%	$1.05 - $1.13	2% - 10%	$5.28 - $5.40	10% - 13%	$6.33 - $6.53	9% - 12%
Amounts may not sum due to rounding.
*Full year coronavirus impact reflects only 1Q of ($0.05); rest of year not estimated or forecasted.

We expect strong growth from operations in 2020 to more than offset pension, coronavirus and currency headwinds and deliver very attractive adjusted earnings per share growth.  We expect sales to show good growth, with improving volume gains and continued pricing.  Gross margins should rise versus last year reflecting improving sales growth, flattish delivered product costs and cost efficiency actions. We look for a lower selling, general and administrative ratio to sales, lower other income as lower interest rates result in unfavorable pension expense, higher interest expense and a similar adjusted tax rate.  We expect 2020 adjusted diluted earnings per share to increase 9% to 12% and be in the $6.33 to $6.53 range, excluding special gains and charges and discrete tax items.  This forecast includes an estimated unfavorable $0.05 per share impact from the effects of the coronavirus outbreak in the first quarter; we are not yet able to estimate and forecast the impact for the second quarter through fourth quarters.  At current rates of exchange, we expect foreign currency translation to have a $0.04 unfavorable impact on diluted earnings per share the full year 2020.

Ecolab also expects the year-on-year 2020 adjusted diluted earnings per share growth for ongoing Ecolab operations, excluding the ChampionX business from both years, will show a similar percentage increase as its consolidated forecasted adjusted diluted earnings per share discussed above.

We expect first quarter adjusted diluted earnings per share to be in the $1.05 to $1.13 range, up 2% to 10% compared with $1.03 earned last year.  This forecast includes an estimated unfavorable $0.05 per share impact from the effects of the coronavirus outbreak.  We look for moderate acquisition adjusted fixed currency sales growth as improving underlying global sales growth trends are partially offset by the impact of lower sales in China due to the virus outbreak. We expect gross margin to increase and the SG&A ratio to sales to be similar to last year, with lower other income, higher interest expense, and a similar adjusted tax rate.  At current rates of exchange, we expect foreign currency to have an unfavorable $0.01 impact on first quarter diluted earnings per share.

SUMMARY

In summary, we expect improving sales trends led by better volume gains and continued pricing, with expanding operating margins driven by our ongoing product innovation and improved cost efficiency, to yield strong earnings per share growth in 2020.  We will stay focused on driving fundamental growth in our businesses using new business wins, new products, pricing and cost efficiency improvement, and take the right actions to further drive profitable growth.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, the anticipated separation of our ChampionX business into a new stand-alone company and merger with Apergy Corporation and the expected timing for completing the transaction, statements regarding our financial and business performance and prospects, including forecasted 2020 first quarter and full-year financial and business results, sales and earnings growth, SG&A ratios to sales, interest expense, adjusted tax rate, margins, adjusted diluted earnings per share, delivered product costs, energy market forecast, new business, innovation, investments, volume, pricing, foreign currency translation, the impact of the coronavirus outbreak, and costs and savings from restructuring or efficiency initiative activities. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. In particular, the proposed ChampionX transaction may not be consummated within the anticipated period or at all and the ultimate results of any restructuring or efficiency initiative, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring or efficiency initiative and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness. If we experience delays or fail to successfully execute on our plans, our goals for such initiatives may not be achieved. With respect to the coronavirus outbreak, our China business will be impacted by the actions of the Chinese authorities to address the outbreak and the protracted shortages of raw materials and logistics on our supply chain.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC") and include the vitality of the markets we serve, including the impact of oil price fluctuations on the markets served by our Global Energy segment; the impact of economic factors such as the worldwide economy, capital flows, interest rates and foreign currency risk, including reduced sales and earnings in other countries resulting from the weakening of local currencies versus the U.S. dollar; our ability to execute key business initiatives, including upgrades to our information technology systems; potential information technology infrastructure failures and cybersecurity attacks; the possibility that the proposed ChampionX transaction will not be consummated within the anticipated time period or at all, we will not realize the intended benefits and tax treatment of the transaction and the new combined company will not perform as expected; our ability to attract and retain high caliber management talent to lead our business; our ability to develop competitive advantages through innovation and to commercialize digital solutions; exposure to global economic, political and legal risks related to our international operations including trade sanctions; difficulty in procuring raw materials or fluctuations in raw material costs; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products; pressure on operations from consolidation of customers, vendors or competitors; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; restraints on pricing flexibility due to contractual obligations; our ability to acquire complementary businesses and to effectively integrate such businesses; changes in tax law and unanticipated tax liabilities;

potential loss of deferred tax assets or increase in deferred tax liabilities; our substantial indebtedness; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential chemical spill or release; potential class action lawsuits; the loss or insolvency of a major customer or distributor; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

IMPORTANT INFORMATION ABOUT THE TRANSACTION BETWEEN ECOLAB, CHAMPIONX AND APERGY, AND WHERE TO FIND IT

In connection with the proposed transaction between Ecolab, ChampionX and Apergy, ChampionX filed a registration statement on Form S-4/S-1 containing a prospectus and Apergy filed a registration statement on Form S-4 containing a prospectus (together, the “registration statements”) and a preliminary proxy statement on Schedule 14A with the SEC. Each of ChampionX and Apergy expect to file amendments to these filings before they become effective. Investors and security holders are urged to read the registration statements and Apergy’s preliminary proxy statement and any amendments to these filings as well as any other relevant documents to be filed with the SEC when they become available because they will contain important information about Apergy, ChampionX, Ecolab and the proposed transaction. The registration statements and Apergy’s proxy statement and other documents relating to the proposed transaction (when they become available) can also be obtained free of charge from the SEC’s website at www.sec.gov. The registration statements, Apergy’s proxy statement and other documents (when they are available) can also be obtained free of charge from Ecolab upon written request to Ecolab Inc., Attn: Investor Relations, 1 Ecolab Place, St. Paul, MN 55102, or by e-mailing investor.info@ecolab.com, or upon written request to Apergy, Investor Relations, 2445 Technology Forest Boulevard, The Woodlands, Texas 77381, or by e-mailing david.skipper@apergy.com.

PARTICIPANTS IN THE SOLICITATION

This communication is not a solicitation of a proxy from any security holder of Apergy. However, Apergy, Ecolab and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders of Apergy in connection with the proposed transaction under the rules of the SEC. Information about the directors and executive officers of Ecolab may be found in its Annual Report on Form 10-K filed with the SEC on March 1, 2019, and its definitive proxy statement relating to its 2019 Annual Meeting of Shareholders filed with the SEC on March 15, 2019. Information about the directors and executive officers of Apergy may be found in its Annual Report on Form 10-K filed with the SEC on February 27, 2019, its definitive proxy statement relating to its 2019 Annual Meeting of Stockholders filed with the SEC on March 25, 2019 and its preliminary proxy statement relating to the proposed transaction filed with the SEC on February 12, 2020.

NO OFFER OR SOLICITATION

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

NON-GAAP FINANCIAL INFORMATION

This discussion and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP financial measures include:

•fixed currency sales

•acquisition adjusted fixed currency sales

•adjusted cost of sales

•adjusted gross margin

•fixed currency operating income

•fixed currency operating income margin

•adjusted operating income

•adjusted fixed currency operating income

•adjusted fixed currency operating income margin

•acquisition adjusted fixed currency operating income

•acquisition adjusted fixed currency operating income margin

•EBITDA

•adjusted EBITDA

•adjusted other income expense

•adjusted interest expense

•adjusted tax rate

•adjusted net income attributable to Ecolab

•adjusted diluted earnings per share

•adjusted diluted operating earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP adjusted financial measures for cost of sales, gross margin, operating income, other (income) expense and interest expense exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges, discrete tax items and certain external factors that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

EBITDA is defined as the sum of net income including non-controlling interest, provision for income taxes, net interest expense, depreciation and amortization. Adjusted EBITDA is defined as the sum of EBITDA and special (gains) and charges impacting EBITDA. EBITDA and adjusted EBITDA are used as inputs to our net debt to EBITDA and net debt to adjusted EBITDA ratios. We view these ratios as important indicators of the operational and financial health of our organization.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this supplemental discussion are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2020. We also provide our segment results based on public currency rates for information purposes.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude sales to our Venezuelan deconsolidated subsidiaries from both the current period and comparable period of the prior year.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this supplemental discussion. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in the fourth quarter 2019 supplemental discussion.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this discussion) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Fourth Quarter Ended		Twelve Months Ended
(unaudited)	December 31		December 31
(millions, except percent)	2019	2018	2019	2018

Net sales
Reported GAAP net sales	$ 3,823.6	$ 3,760.5	$ 14,906.3	$ 14,668.2
Effect of foreign currency translation	56.7	18.4	140.6	(137.5)
Non-GAAP fixed currency sales	3,880.3	3,778.9	15,046.9	14,530.7
Effect of acquisitions and divestitures	(48.1)	(1.4)	(140.4)	(14.7)
Non-GAAP acquisition adjusted fixed currency sales	3,832.2	3,777.5	14,906.5	14,516.0
Less: Upstream acquisition adjusted fixed currency sales	579.4	613.5	2339.4	2403.6
Non-GAAP acquisition adjusted fixed currency sales, excluding Upstream	$ 3,252.8	$ 3,164.0	$ 12,567.1	$ 12,112.4

Cost of Sales
Reported GAAP cost of sales	$ 2,218.2	$ 2,216.8	$ 8,723.4	$ 8,625.9
Special (gains) and charges	15.7	5.8	38.5	9.3
Non-GAAP adjusted cost of sales	$ 2,202.5	$ 2,211.0	$ 8,684.9	$ 8,616.6

Gross Margin
Reported GAAP gross margin	42.0%	41.1%	41.5%	41.2%
Non-GAAP adjusted gross margin	42.4%	41.2%	41.7%	41.3%

Operating income
Reported GAAP operating income	$ 560.4	$ 581.9	$ 2,013.8	$ 1,947.0
Effect of foreign currency translation	8.5	3.4	20.4	(20.4)
Non-GAAP fixed currency operating income	568.9	585.3	2,034.2	1,926.6
Special (gains) and charges	76.7	18.8	250.1	136.0
Non-GAAP adjusted fixed currency operating income	645.6	604.1	2,284.3	2,062.6
Effect of acquisitions and divestitures	0.7	(0.3)	5.5	(0.4)
Non-GAAP acquisition adjusted fixed currency operating income	$ 646.3	$ 603.8	$ 2,289.8	$ 2,062.2

Operating Income Margin
Reported GAAP operating income margin	14.7%	15.5%	13.5%	13.3%
Non-GAAP adjusted fixed currency operating income margin	16.6%	16.0%	15.2%	14.2%
Non-GAAP acquisition adjusted fixed currency operating income margin	16.9%	16.0%	15.4%	14.2%

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)	Fourth Quarter Ended		Twelve Months Ended
(millions, except percent and per share)	December 31		December 31
	2019	2018	2019	2018
Interest expense, net
Reported GAAP interest expense, net	$ 46.2	$ 53.9	$ 191.2	$ 222.3
Special (gains) and charges, after tax	-	0.3	0.2	0.3
Non-GAAP adjusted interest expense, net	$ 46.2	$ 53.6	$ 191.0	$ 222.0
Other (income) expense
Reported GAAP other (income) expense	($13.4)	($19.9)	($76.3)	($79.9)
Special (gains) and charges	9.50	-	9.5	-
Non-GAAP adjusted other (income) expense	($22.9)	($19.9)	($85.8)	($79.9)
Net Income Attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$ 429.6	$ 395.1	$ 1,558.9	$ 1,429.1
Special (gains) and charges, after tax	71.5	14.1	202.6	102.8
Discrete tax net expense (benefit)	(15.2)	39.9	(58.4)	4.7
Non-GAAP adjusted net income attributable to Ecolab	$ 485.9	$ 449.1	$ 1,703.1	$ 1,536.6
Diluted Earnings per Share Attributable to Ecolab ("EPS")
Reported GAAP diluted EPS	$ 1.47	$ 1.35	$ 5.33	$ 4.88
Special (gains) and charges, after tax	0.24	0.05	0.69	0.35
Discrete tax net expense (benefit)	(0.05)	0.14	(0.20)	0.02
Non-GAAP adjusted diluted EPS	$ 1.66	$ 1.54	$ 5.82	$ 5.25
Pension	(0.01)		(0.02)
Currency exchange	0.01		0.13
Non-GAAP adjusted diluted EPS, excluding external EPS impacts	$ 1.66	$ 1.54	$ 5.93	$ 5.25
Provision for Income Taxes
Reported GAAP tax rate	17.7%	27.0%	17.0%	20.2%
Special gains and charges	(0.1)	0.0	0.6	0.3
Discrete tax items	2.5	(7.1)	2.7	(0.2)
Non-GAAP adjusted tax rate	20.1%	19.9%	20.3%	20.3%
EBITDA (trailing twelve months ended)
Net income including non-controlling interest	$ 1,576.2	$ 1,440.3
Provision for income taxes	322.7	364.3
Interest expense, net	191.2	222.3
Depreciation	654.1	621.3
Amortization	319.2	317.0
EBITDA	$ 3,063.4	$ 2,965.2
Special (gains) and charges impacting EBITDA	259.6	136.0
Adjusted EBITDA	$ 3,323.0	$ 3,101.2

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Fourth Quarter Ended December 31
(unaudited)	2019			2018
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$ 1,467.9	($28.3)	$ 1,439.6	$ 1,391.3	($1.3)	$ 1,390.0
Global Institutional	1,339.6	(19.0)	1,320.6	1,296.6	-	1,296.6
Global Energy	845.4	(0.1)	845.3	871.9	-	871.9
Other	227.4	(0.7)	226.7	219.1	(0.1)	219.0
Subtotal at fixed currency rates	3,880.3	(48.1)	3,832.2	3,778.9	(1.4)	3,777.5
Currency impact	(56.7)			(18.4)
Consolidated reported GAAP net sales	$ 3,823.6			$ 3,760.5

Operating Income
Global Industrial	$ 258.4	($1.8)	$ 256.6	$ 226.8	($0.6)	$ 226.2
Global Institutional	274.4	2.6	277.0	278.0	-	278.0
Global Energy	108.2	0.2	108.4	94.6	0.3	94.9
Other	44.2	(0.2)	44.0	46.0	-	46.0
Corporate	(39.6)	(0.1)	(39.7)	(41.3)	-	(41.3)
Adjusted at fixed currency rates	645.6	0.7	646.3	604.1	(0.3)	603.8
Special (gains) and charges	76.7			18.8
Reported OI at fixed currency rates	568.9			585.3
Currency impact	(8.5)			(3.4)
Consolidated reported GAAP operating income	$ 560.4			$ 581.9

	Year Ended December 31
	2019			2018
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$ 5,569.9	($103.3)	$ 5,466.6	$ 5,220.2	($11.9)	$ 5,208.3
Global Institutional	5,235.5	(35.4)	5,200.1	5,066.0	-	5,066.0
Global Energy	3,334.0	(0.1)	3,333.9	3,388.8	(2.5)	3,386.3
Other	907.5	(1.6)	905.9	855.7	(0.3)	855.4
Subtotal at fixed currency rates	15,046.9	(140.4)	14,906.5	14,530.7	(14.7)	14,516.0
Currency impact	(140.6)			137.5
Consolidated reported GAAP net sales	$ 14,906.3			$ 14,668.2

Operating Income
Global Industrial	$ 854.7	$ 1.3	$ 856.0	$ 724.4	($3.0)	$ 721.4
Global Institutional	1,042.2	4.3	1,046.5	1,007.3	-	1007.3
Global Energy	379.1	0.3	379.4	338.5	2.6	341.1
Other	167.3	(0.4)	166.9	160.0	-	160.0
Corporate	(159.0)	-	(159.0)	(167.6)	-	(167.6)
Adjusted at fixed currency rates	2,284.3	5.5	2,289.8	2,062.6	(0.4)	2,062.2
Special (gains) and charges	250.1			136.0
Reported OI at fixed currency rates	2,034.2			1,926.6
Currency impact	(20.4)			20.4
Consolidated reported GAAP operating income	$ 2,013.8			$ 1,947.0

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2018	2018	2018	2018	2018	2018	2018
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.84	$ 1.20	$ 2.04	$ 1.48	$ 3.53	$ 1.35	$ 4.88
Adjustments:
Special (gains) and charges (1)	0.07	0.03	0.10	0.20	0.30	0.05	0.35
Discrete tax expense (benefits) (2)	0.00	0.04	0.04	(0.16)	(0.12)	0.14	0.02
Adjusted diluted earnings per share (Non-GAAP)	$ 0.91	$ 1.27	$ 2.18	$ 1.53	$ 3.71	$ 1.54	$ 5.25

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2019	2019	2019	2019	2019	2019	2019
Diluted earnings per share, as reported (U.S. GAAP)	$ 1.01	$ 1.27	$ 2.28	$ 1.59	$ 3.86	$ 1.47	$ 5.33
Adjustments:
Special (gains) and charges (3)	0.11	0.16	0.26	0.18	0.45	0.24	0.69
Discrete tax expense (benefits) (4)	(0.09)	-	(0.09)	(0.06)	(0.15)	(0.05)	(0.20)
Adjusted diluted earnings per share (Non-GAAP)	$ 1.03	$ 1.42	$ 2.45	$ 1.71	$ 4.16	$ 1.66	$ 5.82

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2018 included a commitment to the Ecolab Foundation in first quarter of $18.9 million, net of tax. Special (gains) and charges also include restructuring activities of $0.3 million, $7.0 million, $60.2 million and $9.7 million, net of tax, in the first, second, third and fourth quarters, respectively, acquisition and integration costs of $0.4 million, $0.9 million, $1.5 million and $3.0 million, net of tax, in the first, second, third and fourth quarters, respectively, and litigation and other charges and (gains) of $0.1 million, $1.0 million, ($1.6 million) and $1.4 million, net of tax, in the first, second, third and fourth quarters, respectively.

(2) Discrete tax expense (benefits) for 2018 included $6.8 million, $6.0 million, $10.7 million and $4.6 million of tax benefits associated with stock compensation excess tax benefits in the first, second, third and fourth quarters, respectively. Discrete tax expense (benefits) also includes adjustments to the estimate for the U.S. tax reform one-time repatriation tax expense of $11.3 million, $18.2 million, $4.8 million and $31.7 million in the first, second, third and fourth quarters, respectively. Additionally, discrete tax expense (benefits) also includes ($4.6) million, ($0.1) million and $12.8 million of other tax (benefits) expense in the first, second and fourth quarters, respectively. In the third quarter of 2018, the Company filed U.S. federal tax returns which resulted in favorable adjustments of $39.9 million related to changes in estimates and an IRS approved method change.

(3) Special (gains) and charges for 2019 includes restructuring costs of $30.4 million, $29.1 million, $21.7 million and $25.4 million, net of tax, in the first, second, third and fourth quarters, respectively relating primarily to the efficiency initiative. Special (gains) and charges also include charges relating to the ChampionX separation of $3.3 million, $12.4 million, $24.0 million and $31.8 million, net of tax, in the first, second, third and fourth quarters, acquisition and integration costs of $2.1 million $1.3 million, $5.3 million and $1.2 million, net of tax, in the first, second, third and fourth quarters, and net (gains) and charges for litigation and other charges of ($4.3) million, $3.1 million, $2.7 million and $6.0 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges in the fourth quarter included Healthcare product recall costs of $7.1 million, net of tax.

(4) Discrete tax expense (benefits) for 2019 includes ($18.7) million, ($13.1) million, ($8.2) million and ($3.1) million of tax benefits associated with stock compensation excess tax benefits in the first, second, third and fourth quarters, respectively. Discrete tax expense (benefits) also includes adjustments to the estimate for the U.S. tax reform one-time repatriation tax of ($5.1) million, $6.3 million, ($4.3) million and $0.0 million in the first, second, third and fourth quarters and other discrete tax expense (benefits) of ($3.9) million, $7.8 million, ($4.0) million and ($12.1) million in the first, second, third and fourth quarters, respectively.